UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2008

INTELLON CORPORATION

(Exact Name of Registrant as Specified in its charter)

Delaware	333-144520	59-2744155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5955 T.G. Lee Boulevard, Suite 600, Orlando, FL 32822

(Address of Principal Executive Offices) (Zip Code)

(407) 428-2800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2008, Intellon Canada Inc. (“ICI”), a wholly-owned subsidiary of Intellon Corporation (the “Company”) entered into an Office Lease with Lead Sky Enterprises Limited (the “Landlord”) for approximately 10,200 square feet of office space located on the third floor of premises known as 144-146 Front Street West, Toronto, Ontario, Canada (the “Lease Agreement”). Under the Lease Agreement, the Company has agreed to guarantee ICI’s payment and other obligations and to indemnify the Landlord from any loss or damages resulting from ICI’s failure to perform such obligations.

ICI currently maintains its principal office in the leased facilities under a sublease that expires on December 30, 2010. The term of the Lease Agreement will begin upon the expiration of the current sublease and will expire on December 31, 2012. ICI has one option to extend the lease term for five years; provided that ICI and the Company are not in default under the Lease Agreement.

The base rental rate under the Lease Agreement is C$14.50 per square foot per year, or an aggregate of C$147,900 per year. In addition to the base rental, ICI will be required to pay taxes with respect to the leased facilities as well as ICI’s pro rata share of certain customary operating expenses of the building. These additional amounts will vary but are currently estimated to be approximately C$14.07 per square foot per year, or an aggregate of C$143,514 per year.

Upon an event of default, the Lease Agreement provides that the Landlord may terminate the lease and require ICI or the Company, as indemnitor, to pay the entire amount of rent that would have been payable during the remainder of the lease term. The Lease Agreement also contains other customary default provisions, representations, warranties, and covenants.

The foregoing is a summary of certain material provisions of the Lease Agreement and is qualified in its entirety by reference to the full text of the Lease Agreement, which is set forth in Exhibit 10.1 to this report. Exhibit 10.1 is incorporated herein by reference and constitutes a part of this report.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Office Lease between Lead Sky Enterprises Limited, as Landlord, Intellon Canada Inc., as Tenant, and Intellon Corporation, as Indemnitor, dated June 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLON CORPORATION

By:	/s/ Brian T. McGee
Name:	Brian T. McGee
Title:	Senior Vice President and Chief Financial Officer

Date: June 25, 2008